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                       August 30, 2021

       Alex Tarrabain
       Chief Financial Officer
       CEN Biotech, Inc.
       300-3295 Quality Way
       Windsor, Ontario N8T 3R9

                                                        Re: CEN Biotech, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            File No. 0-5557
                                                            Filed March 12,
2021

       Dear Mr. Tarrabain:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences